Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-152394,

333-152394-01 through 333-152394-12

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 28, 2008)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

HAWKER BEECHCRAFT NOTES COMPANY

$400,000,000 8.5% Senior Fixed Rate Notes due April 1, 2015

$400,000,000 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015

$300,000,000 9.75% Senior Subordinated Notes due April 1, 2017

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 14, 2008. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated July 28, 2008, with respect to the 8.5% Senior Fixed Rate Notes due April 1, 2015, 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and 9.75% Senior Subordinated Notes due April 1, 2017, including any amendments or supplements thereto.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 11 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any of the proceeds of such sales.

GOLDMAN, SACHS & CO.

October 14, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – October 13, 2008

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-147828	71-1018770
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10511 East Central, Wichita, Kansas	67206
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (316) 676-7111

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company announced on October 13, 2008 that it has hired Mr. Sidney E. Anderson, 50, as Vice President, effective immediately. Mr. Anderson will become Vice President and Chief Financial Officer effective with an appointment by the Board of Directors of our parent company Hawker Beechcraft, Inc. (“HBI”) at its meeting to be held on November 6 and 7, 2008.

Mr. Anderson’s employment arrangements include an annual base salary of $330,000. Effective January 1, 2009, Mr. Anderson will become eligible to participate in the Company’s management incentive plan and receive an annual incentive bonus based upon the achievement of certain individual and Company performance goals determined by the Board of Directors, with a target incentive bonus of 75% of his annual salary. In lieu of participation in this plan during 2008, Mr. Anderson’s annual incentive bonus for the fiscal year ending on December 31, 2008 will be at least $60,000. Mr. Anderson is also being offered an opportunity to make an initial investment of up to $300,000 in common stock of HBI, at fair market value, and will be granted options to purchase up to $2,050,000 in shares of HBI, based on the fair market value of the underlying shares of common stock on the date of grant.

Mr. Anderson has served as Vice President, Finance and Treasury of United Technologies Corp. – Hamilton Sundstrand division since 2005. For more than three years prior to 2005, he led the finance organization as the finance executive for Flight Systems & Service, a business unit of Hamilton Sundstrand. During the period of 2004—2005, he also attained an MBA from the Sloan School of Business at MIT through the MIT Sloan Fellows program.

To ensure a smooth transition, Mr. James K. Sanders will continue as Vice President and Chief Financial Officer until Mr. Anderson’s appointment is effective.

Item 9.01.	Financial Statements and Exhibits

The following exhibit is furnished with this report:

Exhibit No.	Description

99.1	Press Release dated October 13, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

By Hawker Beechcraft, Inc., its Sole Member

/s/ Gail E. Lehman Gail E. Lehman, Vice President, General Counsel and Secretary

Dated: October 14, 2008

Exhibit 99.1

HAWKER BEECHCRAFT LOGO

News Release

Press contact:

Andrew Broom

+1.316.676.8674

andrew_broom@hawkerbeechcraft.com

www.hawkerbeechcraft.com

Hawker Beechcraft Corporation Selects Sidney E. Anderson as Chief Financial Officer

United Technologies finance executive brings more than 20 years of financial leadership to HBC

WICHITA, Kan. (October 13, 2008) – Hawker Beechcraft Corporation (HBC), the world’s largest privately-held aircraft manufacturer, announces that Sidney E. Anderson will join the company as its new Chief Financial Officer following a brief transition period and appointment by the Board of Directors at its next meeting on November 6-7, 2008.

Anderson will be responsible for the management and direction of the company’s finance and accounting organization that includes financial analysis, accounting, information technology, controls, budgeting, planning and forecasting.

“Sid is an outstanding addition to the senior leadership team. He brings a new depth of experience and insight to our company at an important time when we are expanding our domestic and international operations and broadening our product range,” said Jim Schuster, HBC’s Chairman and CEO.

Anderson’s career spans more than 20 years of continuously expanding responsibility. He has been with United Technologies since 1999, most recently as Vice President, Finance and Treasury for UTC’s Hamilton Sundstrand division. Anderson brings to HBC an exceptionally diverse experience and skill set gained within the aerospace industry, having held a variety of positions with experience in finance, accounting, financial planning, investor relations and government accounting.

He holds an MBA from MIT Sloan, a second Master’s from Arizona State University, and a BA from Augustana College.

Anderson replaces former CFO Jim Sanders, who plans to move to a new position within HBC.

- More -

Hawker Beechcraft Corporation Selects Sidney Anderson as CFO – Page 2

Anderson’s hiring further demonstrates HBC’s commitment to attracting top talent from both inside and outside the industry – in the past 18 months, the company has added more than 40 new leaders to its roster.

Hawker Beechcraft Corporation is a world-leading manufacturer of business, special-mission and trainer aircraft – designing, marketing and supporting aviation products and services for businesses, governments and individuals worldwide. The company’s headquarters and major facilities are located in Wichita, Kan., with operations in Salina, Kan.; Little Rock, Ark.; Chester, England, U.K.; and Chihuahua, Mexico. The company leads the industry with a global network of more than 100 factory-owned and authorized service centers.

For more information, visit www.hawkerbeechcraft.com.

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This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results may differ significantly from those envisaged by our forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions, production delays resulting from lack of regulatory certifications and other factors, competition in our existing and future markets, lack of market acceptance of our products and services, the substantial leverage and debt service resulting from our indebtedness, loss or retirement of key executives and other risks disclosed in our filings with the Securities and Exchange Commission.